Exhibit 99.1

For Further Information Contact:

Marvell Corporate Communications	Investor Relations
Tom Hayes	Jeff Palmer
Tel: (408) 222-2815	Tel: (408) 222-8373
tom@marvell.com	jpalmer@marvell.com

Marvell Announces New Board Member

Ta-lin Hsu, Technology Veteran and Founder and Chairman of H&Q Asia Pacific,

Joins Marvell Board of Directors

Santa Clara, California (November 18, 2009) — Marvell (NASDAQ: MRVL), a world leader in the development of storage, communications and consumer silicon solutions, today announced the appointment of Dr. Ta-lin Hsu to its Board of Directors, effective immediately.

“Ta-lin is an exceptional business leader and visionary who brings great technical, financial and strategic expertise and judgment to Marvell’s Board of Directors,” said Dr. Sehat Sutardja, Marvell’s Chairman and CEO. “His proven track record of success in identifying and capitalizing on new global business opportunities, particularly in Asia, will contribute greatly to Marvell’s continued growth and future success.”

Dr. Hsu is the founder and chairman of H&Q Asia Pacific. Prior to founding H&Q Asia Pacific in 1986, Dr. Hsu was a general partner at Hambrecht & Quist. Before joining Hambrecht & Quist, Dr. Hsu worked at IBM for 12 years. In his last position in senior management, Dr. Hsu held corporate responsibility for all of IBM’s advanced research in mass storage systems and technology. Dr. Hsu has served on the boards of a number of public and private companies. He currently serves as a member of the Board of Directors of Advanced Semiconductor Engineering, Inc., a semiconductor packaging and testing company, and Fabrinet, a provider of foundry services to optics OEMS. He is also Vice Chairman of the Board of Give2Asia and a member of the Council of Foreign Relations.

Dr. Hsu received his undergraduate degree in Physics from National Taiwan University and his PhD in Electrical Engineering from the University of California at Berkeley. Dr. Hsu is a member of the Advisory Board of the Haas School of Business and Electrical Engineering and Computer Science Advisory Board at the University of California at Berkeley.

About Marvell

Marvell Technology (NASDAQ: MRVL) is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, visit www.marvell.com.

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